HARRIS & GILLESPIE CPA’S, PLLC

CERTIFIED PUBLIC ACCOUNTANT’S

3901 STONE WAY N., SUITE 202

SEATTLE, WA  98103

206.547.6050

March 5, 2015

United States Securities and Exchange Commission

Mail Stop 11-3

450 Fifth Street, N.W.

Washington D.C. 20549

Re: PUGET TECHNOLOGIES, INC.

Dear Sirs/Madams:

The undersigned Harris & Gillespie CPA’s, PLLC previously acted as independent accountants to audit the financial statements of Puget Technologies, Inc. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Puget Technologies statements included under Item 4 of its Form 8-K dated March 4, 2015, and we agree with such statements as they relate to us. There were no disagreements between the Company and our firm at the time we resigned.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/S/ HARRIS & GILLESPIE CPA’S, PLLC